Exhibit 99.3

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: Eric Hession

VIA EMAIL: ehession@caesars.com

May 8, 2018

Dear Eric:

This non-binding letter of intent (the “Letter”) serves to memorialize the understanding between Caesars Entertainment Corporation (“CEC”) and VICI Properties Inc. (“VICI” and, together with CEC, the “Parties” and each a “Party”) with regard to the parameters of a strategic transaction which would, among other things amend certain lease agreements and related agreements between the parties, and effect the sale of certain real estate owned by affiliates of CEC to affiliates of VICI (the “Project Victor Transactions”):

1.    Certain leases among various respective affiliates of the Parties, which leases are known as the “CPLV Lease”, the “Non-CPLV Lease” and the “Joliet Lease” (collectively, the “Leases”) will be amended to implement various terms and conditions as are outlined in various term sheets and similar memoranda which have been previously exchanged by representatives of the Parties, including, among other things, to (i) implement certain rent coverage tests which would act to cap base rent escalations under the Leases, (ii) reduce potential variable rent increases (or decreases, as applicable) to 4.0% of revenue growth (or decline, as applicable) over the relevant periods, (iii) with respect to the Non-CPLV Lease and Joliet Lease only, add base rent escalation of 1.5% per year for lease years two through five of the Non-CPLV Lease and the Joliet Lease, and, with respect to the Non-CPLV Lease only, an ability by the tenant to dispose and/or sublease certain leased properties, and (iv) provide a construct to enable CEC or its affiliates to acquire fee ownership of the land known as the Las Vegas Land Assemblage that is currently subject to the Non-CPLV Lease.

2.    In connection with the amendments to the Leases, certain other related agreements shall be amended and/or terminated as may be deemed necessary or desirable by the mutual agreement of the Parties to effect the Project Victor Transactions (the “Other Agreements”).

3.    (a) An affiliate of VICI will acquire from an affiliate of CEC such CEC affiliate’s interest in the real property and improvements commonly known as Octavius Tower, having an address of 3570 South Las Vegas Boulevard, Las Vegas Nevada, (the “Octavius Property”) pursuant to a purchase and sale agreement (the “Octavius Purchase Agreement”) to be entered into with respect thereto, for a purchase price of $507,500,000, and (b) an affiliate of VICI will acquire from an affiliate of CEC such CEC affiliate’s interest in the real property and improvements having an address of 777 Harrah’s Boulevard, Chester, Pennsylvania (the “Chester Property”, together with the Octavius Property, the “Project Victor Properties”) pursuant to a purchase and sale agreement to be entered into with respect thereto (the “Chester Purchase Agreement” and, together with the Octavius Purchase Agreement, the Leases, as amended, and the Other Agreements (collectively, the “Project Victor Transaction Documentation”) for a purchase price of $241,500,000 which will be reduced by $159,000,000 to reflect the aggregate net present value of the agreed upon modifications to the Leases. The Octavius Property will remain subject to the CPLV Lease and the Chester Property will be added to the Non-CPLV Lease.

4.    The terms and conditions set forth herein do not constitute a binding offer or acceptance. This Letter is an expression of intent only, does not express the full agreement of the Parties, does not constitute a commitment to enter into any of the Project Victor Transactions, is subject to change, and is not binding on the Parties except for Paragraphs 4 through 9 hereof. The Parties do not intend to be legally bound until they enter into definitive agreements regarding the subject matter hereof. The entry into and consummation of the Project Victor Transactions is subject to completion of due diligence to the mutual satisfaction of the Parties, the satisfaction of all conditions, and receipt of regulatory approvals and other third-party approvals and conditions required to consummate the Project Victor Transactions pursuant to the terms of the Project Victor Transaction Documentation.

5.    Except for the Mutual Non-Disclosure Agreement dated as of February 13, 2018 between the Parties (which shall stay in full force and effect), this Letter sets forth the entire agreement of the Parties with respect to the Project Victor Transactions and supersedes all prior agreements, both oral and written, related thereto. If any provision of this Letter is held by a court of competent jurisdiction to be unenforceable, then such provision shall be disregarded and the remaining provisions of this Letter shall remain in full force and effect. This Letter may not be assigned or modified without the written consent of both Parties. If the Parties enter into the Project Victor Transaction Documentation, then such documents shall fully replace this Letter.

6.    This Letter may be executed electronically, by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Letter shall not be deemed to create any partnership, joint venture, license or other similar arrangement between the Parties hereto, nor shall it be deemed to create any obligation on the part of either Party to initiate or to continue any discussion, relationship or arrangement with the other Party.

7.    Either Party may terminate this Letter at any time by providing written notice to the other Party without incurring liability or cost to the other Party. If not earlier terminated, this Letter will automatically terminate on the date that is thirty (30) days from the date hereof (the “Termination Date”) if the execution of the Project Victor Transaction Documentation has not occurred; provided that the Parties may extend the Termination Date by mutual agreement.

8.    The laws of the State of New York shall govern this Letter. For purposes of jurisdiction and venue, any matter arising under this Letter shall be heard solely in the state and federal courts of New York County, New York.

9.    Paragraphs 4 and 8 hereof shall survive the termination of this Letter if the Project Victor Transactions are not completed.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have executed this Letter as of the day and year first above written.

VICI PROPERTIES INC.

By:	/s/ David Kieske
Name: David Kieske
Title: Executive Vice President, Chief Financial Officer

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name: Eric Hession
Title: Executive Vice President and Chief Financial Officer